Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
February 26, 2009	Russ Stolle	Kurt Ogden
The Woodlands, TX	(281) 719-6624	(801) 584-5959
NYSE: HUN

HUNTSMAN RELEASES 2008 FOURTH QUARTER
AND FULL YEAR RESULTS

FOURTH QUARTER NET INCOME OF $598 MILLION,
AVAILABLE LIQUIDITY OF $1.3 BILLION

Fourth Quarter 2008 Highlights

•                  Revenues for the fourth quarter of 2008 were $2,048 million, a decrease of 18% compared to $2,504 million for the fourth quarter of 2007 and a decrease of 25% compared to $2,731 million for the third quarter of 2008.

•                  Net income for the fourth quarter of 2008 was $598 million or $2.53 per diluted share compared to net income of $2 million or $0.01 per diluted share for the same period in 2007 and compared to net loss of $20 million or $0.09 loss per diluted share for the third quarter of 2008.  Adjusted net loss from continuing operations for the fourth quarter of 2008 was $91 million or $0.38 loss per diluted share compared to adjusted net income from continuing operations of $51 million or $0.22 per diluted share for the same period in 2007 and adjusted net loss from continuing operations of $2 million or $0.01 loss per diluted share for the third quarter of 2008.

•                  Adjusted EBITDA from continuing operations for the fourth quarter of 2008 was $51 million compared to $195 million for the same period in 2007 and compared to $194 million for the third quarter of 2008.

2008 Highlights

•                  Revenues for 2008 were $10,215 million, an increase of 6% compared to $9,651 million for 2007.

•                  Net income for 2008 was $609 million or $2.60 per diluted share compared to net loss of $172 million or $0.74 loss per diluted share for 2007.  Adjusted net loss from continuing operations for 2008 was $57 million or $0.24 loss per diluted share compared to adjusted net income from continuing operations of $271 million or $1.16 per diluted share for 2007.

•                  Adjusted EBITDA from continuing operations for 2008 was $643 million compared to $926 million for 2007.

Summarized earnings are as follows:

	Three months ended December 31,		Three months ended	Year ended December 31,
In millions, except per share amounts	2008	2007	September 30, 2008	2008	2007

Net income (loss)	$598	$2	$(20)	$609	$(172)
Adjusted net (loss) income from continuing operations	$(91)	$51	$(2)	$(57)	$271

Diluted income (loss) per share	$2.53	$0.01	$(0.09)	$2.60	$(0.74)
Adjusted diluted (loss) income per share from continuing operations	$(0.38)	$0.22	$(0.01)	$(0.24)	$1.16

EBITDA	$984	$102	$165	$1,529	$375
Adjusted EBITDA from continuing operations	$51	$195	$194	$643	$926

See end of press release for important explanations

•                  On December 14, 2008, we announced that the merger agreement with Hexion Specialty Chemicals, Inc. was terminated.  We reached a settlement agreement with Hexion, Apollo Management, L.P. and certain of its affiliates to settle our claims against them associated with the merger for $1 billion.  Subsequently, we received the full $1 billion in cash before December 31, 2008, as follows: Hexion paid us a termination fee of $325 million and Apollo affiliates paid us $425 million and purchased $250 million of our 7% convertible senior notes.  We continue to pursue our multi-billion dollar tortious interference claims against Credit Suisse and Deutsche Bank.  The court in Montgomery County, Texas has ordered mediation to begin on May 11, 2009 and trial, if necessary, to commence on June 8, 2009.

•                  On January 22, 2009, we announced a company-wide initiative to reduce costs across all divisions and functions.  Including steps begun in the fourth quarter 2008, we intend to reduce our full-time employment by approximately 1,250 positions — nearly 10% of all employees.  In addition, full-time contractor positions will be reduced by 490.  Annualized operating cost savings from all cuts are estimated to be $150 million.

•                  On February 9, 2009, we announced that our board of directors decided to continue our dividend during the first quarter of 2009.  Our board declared a $0.10 per share cash dividend payable on March 31, 2009, to stockholders of record as of March 16, 2009.

Peter R. Huntsman, our President and CEO, stated:

“The fourth quarter of 2008 was perhaps the most challenging in the history of our industry and we acted swiftly to assure our long term prosperity.  We negotiated one of the largest out of court settlements and collected $1 billion from Hexion and Apollo to settle our ongoing litigation against them and we continue to pursue a multi-billion dollar lawsuit against Credit Suisse and Deutsche Bank.  We recently announced the closure of our Grimsby, UK TiO2 facility while at the same time temporarily suspending operations in a number of our other facilities to effectively manage the drop in demand we experienced during the quarter.  We also announced the elimination of 1,250 positions, nearly 10% of our work force, whereby we expect to save approximately $150 million.”

Mr. Huntsman continued, “All of our business divisions have seen an increase in demand since December 2008.  With strong liquidity, lower costs and unfettered control of our business, we believe that we are in a unique position to focus on our business and prosper during these challenging global conditions.”

Huntsman Corporation

Operating Results

	Three months ended December 31,		Year ended December 31,
In millions, except per share amounts	2008	2007	2008	2007

Revenues	$2,048	$2,504	$10,215	$9,651
Cost of goods sold	1,883	2,143	8,951	8,111
Gross profit	165	361	1,264	1,540
Operating expenses	256	199	1,063	961
Restructuring, impairment and plant closing costs	28	8	36	42
Operating (loss) income	(119)	154	165	537
Interest expense, net	(64)	(71)	(263)	(286)
Loss on accounts receivable securitization program	(11)	(5)	(27)	(21)
Equity in income of investment in unconsolidated affiliates	4	4	14	13
Income (expenses) associated with the Merger	815	(5)	780	(210)
Other non-operating (expense) income	(1)	3	—	(2)
Income from continuing operations before income taxes and minority interest	624	80	669	31
Income tax (expense) benefit	(148)	3	(190)	12
Minority interest in subsidiaries’ loss (income)	6	(4)	(1)	9
Income from continuing operations	482	79	478	52
Income (loss) from discontinued operations, net of tax(1)	112	(76)	117	(217)
Extraordinary gain (loss) on the acquisition of a business, net of tax(2)	4	(1)	14	(7)
Net income (loss)	$598	$2	$609	$(172)

Net income (loss)	$598	$2	$609	$(172)
Interest expense, net	64	71	263	286
Income tax expense (benefit)	148	(3)	190	(12)
Depreciation and amortization	108	97	398	380
Income taxes, depreciation and amortization included in discontinued operations(1),(3)	66	(65)	69	(107)
EBITDA(3)	$984	$102	$1,529	$375

Adjusted EBITDA - continuing operations(3)	$51	$195	$643	$926

Basic income (loss) per share	$2.56	$0.01	$2.62	$(0.78)
Diluted income (loss) per share	$2.53	$0.01	$2.60	$(0.74)
Adjusted diluted (loss) income per share from continuing operations(3)	$(0.38)	$0.22	$(0.24)	$1.16

Common share information:
Basic shares outstanding	234	221	232	221
Diluted shares	236	234	234	233

See end of press release for footnote explanations

Huntsman Corporation

Segment Results

	Three months ended December 31,		Year ended December 31,
In millions	2008	2007	2008	2007

Segment Revenues:
Polyurethanes	$796	$989	$4,055	$3,813
Materials and Effects	470	613	2,395	2,419
Performance Products	606	619	2,703	2,310
Pigments	186	274	1,072	1,109
Eliminations and other	(10)	9	(10)	—
Total from continuing operations	2,048	2,504	10,215	9,651
Discontinued operations (1)	—	45	—	1,063
Total	$2,048	$2,549	$10,215	$10,714

Segment EBITDA(3):
Polyurethanes	$13	$142	$382	$592
Materials and Effects	(19)	41	116	199
Performance Products	93	49	278	202
Pigments	(16)	6	17	51
Corporate and other	735	17	550	(342)
Discontinued Base Chemicals & Polymers operations(1)	178	(153)	186	(327)
Total	$984	$102	$1,529	$375

Segment Adjusted EBITDA(3) :
Polyurethanes	$13	$142	$382	$593
Materials and Effects	2	47	140	224
Performance Products	94	50	279	209
Pigments	(13)	6	21	54
Corporate and other	(45)	(50)	(179)	(154)
Total from continuing operations	51	195	643	926
Discontinued operations (1)	—	—	—	24
Total	$51	$195	$643	$950

	Three months ended December 31,		Year ended December 31,
	2008 vs. 2007		2008 vs. 2007
	Average	Sales	Average	Sales
	Selling Price	Volume	Selling Price	Volume
Period-Over-Period Increase (Decrease)
Polyurethanes (a)	(3)%	(17)%	8%	(1)%
Materials and Effects	1%	(24)%	9%	(9)%
Performance Products (a)	22%	(21)%	29%	(11)%
Pigments	10%	(38)%	10%	(12)%

(a) Excludes revenues and sales volumes from tolling arrangements.

See end of press release for footnote explanations

Three Months Ended December 31, 2008 as Compared to Three Months Ended December 31, 2007

Revenues for the three months ended December 31, 2008 decreased to $2,048 million from $2,504 million during the same period in 2007.  Revenues decreased in all of our segments primarily due to lower sales volumes, partially offset by higher average selling prices in Materials and Effects, Performance Products and Pigments.

For the three months ended December 31, 2008, EBITDA was $984 million as compared to $102 million in the same period in 2007.  Adjusted EBITDA from continuing operations for the three months ended December 31, 2008 was $51 million as compared to $195 million for the same period in 2007.

Polyurethanes

The decrease in revenues in the Polyurethanes segment for the three months ended December 31, 2008 compared to the same period in 2007 was due to lower sales volumes and lower average selling prices.  MDI sales volumes decreased 13% primarily due to lower volumes in the U.S. and Europe related to lower auto and construction-related demand as well as production outages caused by the third quarter 2008 U.S. Gulf Coast Storms.  These lower volumes were partially offset by modest growth in Asia.  MDI average selling prices decreased 5% primarily due to the strength of the U.S. dollar versus foreign currencies in Europe and the sharp decline in market demand.  PO and co-product MTBE sales volumes decreased due to production outages caused by the U.S. Gulf Coast Storms in the third quarter, while average selling prices decreased primarily due to the decline in market demand and lower MTBE raw material costs.  The decrease in EBITDA in the Polyurethanes segment was primarily the result of lower margins related to higher valued raw material costs progressing through cost of sales, decreased volumes resulting from the overall economic slowdown, customer destocking and the lingering effects of the third quarter U.S. Gulf Coast Storms.  In addition, we recognized a write-down of certain inventories to lower of cost or market values for $16 million.

Materials and Effects

The decrease in revenues in the Materials and Effects segment for the three months ended December 31, 2008 compared to the same period in 2007 was primarily due to lower sales volumes, partially offset by higher average selling prices.  Total sales volumes decreased 24%, advanced materials volumes decreased 18% primarily due to lower demand in the automotive, electronics, construction and coatings markets, and textile effects sales volumes decreased 33% primarily due to lower demand in apparel, home textiles and specialty textile markets.  Total average selling prices increased 1%, advanced materials average selling prices were essentially unchanged, and textile effects average selling prices increased 3%.  The advanced materials business contributed $301 million in revenues for the three months ended December 31, 2008, while the textile effects business contributed $169 million in revenues for the same period.  The decrease in EBITDA in the Materials and Effects segment was primarily due to lower sales volumes resulting from the overall economic slowdown, customer destocking and higher valued raw material costs progressing through cost of sales.  The advanced materials business contributed $21 million of EBITDA for the three months ended December 31, 2008, while the textile effects business incurred a loss of $40 million.

Performance Products

The decrease in revenues in the Performance Products segment for the three months ended December 31, 2008 compared to the same period in 2007 was primarily due to a 21% (excluding tolling) decrease in sales volumes, partially offset by a 22% increase in average selling prices and higher tolling revenues.  Sales volumes (excluding tolling), decreased across most all product lines primarily due to the overall economic slowdown, customer destocking, and the conversion of most of our ethylene glycol business to a toll manufacturing operation in 2008.  Sales volumes for our surfactants were the most resilient, in fact, surfactant volumes sold into agricultural applications increased in the 2008 period.  Average selling prices increased from price increase initiatives in response to higher raw material costs.  The increase in EBITDA in the Performance Products segment was primarily due to higher contribution margins resulting from higher selling prices and lower raw material costs.

Pigments

The decrease in revenues in the Pigments segment for the three months ended December 31, 2008 compared to the same period in 2007 was primarily due to a 38% decrease in sales volumes partially offset by a 10% increase in average selling prices.  Sales volumes decreased primarily due to the overall economic slowdown and customer destocking.  The decrease in EBITDA in the Pigments segment was primarily due to lower sales volumes and higher valued raw material costs progressing through cost of sales.

Discontinued Operations

On November 5, 2007, we completed the sale of the assets that comprise our U.S. base chemicals business to Flint Hills Resources.  On August 1, 2007, we completed the sale of the majority of the assets that comprise our Polymers segment to Flint Hills Resources.  Results from these businesses have been classified as discontinued operations.

Corporate and Other

Corporate and other items include the results of our Australia styrenics business, unallocated foreign exchange gains and losses, unallocated corporate overhead, loss on the sale of accounts receivable, losses on the early extinguishment of debt, merger associated income and expense, minority interest, unallocated restructuring costs, gain and loss on the disposition of assets, the extraordinary gain on the acquisition of a business and other non-operating income and expense.  In the fourth quarter of 2008, the total of these items was a gain of $735 million compared to a gain of $17 million in the 2007 period.  The increase in EBITDA from these items was primarily the result of an $820 million increase in the income associated with the Hexion merger ($815 million of income recorded in the 2008 period compared to $5 million of expense in the 2007 period).

Income Taxes

During the three months ended December 31, 2008, we recorded $148 million of income tax expense compared to $3 million of income tax benefit in the comparable period of 2007.  During the fourth quarter of 2008, we recorded income tax expense on the receipt of the settlement payments (net of merger related expenses) along with income tax expense due to our inability to record a tax benefit for losses in certain tax jurisdictions, partially offset by favorable tax authority dispute resolutions.

As of December 31, 2008, we have fully utilized all of our U.S. federal regular tax net operating loss carryforwards.  We continue to have net operating loss carryforwards in many of our other significant tax jurisdictions.

Liquidity, Capital Resources and Outstanding Debt

During December 2008, in connection with the Settlement Agreement, we received cash proceeds of $1 billion, including the proceeds from the sale of the 7% convertible senior notes.  We used $423 million of these proceeds to repay our revolving credit facility in full as of December 31, 2008.  As of December 31, 2008, we had $1,291 million of combined cash and unused borrowing capacity compared with approximately $536 million for the most recent quarter ended September 30, 2008.

During the three months ended December 31, 2008, net debt plus outstandings under our off-balance sheet accounts receivable securitization program decreased approximately $601 million, primarily due to net proceeds in connection with the Settlement Agreement.  During the fourth quarter, our changes in accounts receivable, and inventory net of accounts payable decreased favorably by approximately $112 million.

For the three months ended December 31, 2008, total capital expenditures were approximately $93 million compared to approximately $198 million for the same period in 2007.  For the year ended December 31, 2008, total capital expenditures were approximately $418 million compared to approximately $665 million for the same period in 2007.  The capital expenditures for the year ended December 31, 2007 included $157 million spent on our former Port Arthur, Texas facility that was previously damaged by fire and has since been sold to Flint Hills Resources.  We expect to spend approximately $230 million on capital expenditures in 2009.

In connection with our ongoing insurance claim related to the April 29, 2006 Port Arthur, Texas fire, we have received partial insurance proceeds to date of $365 million, of which $40 million was received in December of 2008.  We have claimed an additional $235 million as presently due and owing and unpaid under our insurance policies as of December 31, 2008, and anticipate filing additional claims.  The settlement of insurance claims will continue during 2009.  Any anticipated recoveries are expected to be used to repay secured debt.

Below is our outstanding debt:

	December 31,	September 30,	December 31,
In millions	2008	2008	2007
Debt:
Senior Credit Facilities	$1,540	$1,894	$1,540
Secured Notes	295	295	294
Senior Notes	198	198	198
Subordinated Notes	1,285	1,308	1,311
Other Debt	329	263	226
Convertible Notes	235	—	—
Total Debt	3,882	3,958	3,569
Total Cash	662	113	154
Net Debt	$3,220	$3,845	$3,415

Off-balance sheet accounts receivable securitization program	$446	$422	$428

Huntsman Corporation

Reconciliation of Adjustments

			Net Income (Loss) Available		Diluted Income (Loss)
	EBITDA		To Common Stockholders		Per Share
	Three months ended December 31,		Three months ended December 31,		Three months ended December 31,
In millions, except per share amounts	2008	2007	2008	2007	2008	2007

GAAP	$984	$102	$598	$2	$2.53	$0.01
Adjustments:
Loss on accounts receivable securitization program	11	5	—	—	—	—
Unallocated foreign currency loss	25	2	12	2	0.05	0.01
Loss on early extinguishment of debt	1	—	—	—	—	—
Other restructuring, impairment and plant closing costs	28	8	25	8	0.11	0.03
(Income) expenses associated with the Merger	(815)	5	(610)	5	(2.58)	0.02
Gain on dispositions of assets	(1)	(69)	—	(43)	—	(0.18)
(Income) loss from discontinued operations, net of tax(1)	(178)	141	(112)	76	(0.47)	0.33
Extraordinary (gain) loss on the acquisition of a business, net of tax(2)	(4)	1	(4)	1	(0.02)	—
Adjusted continuing operations	$51	$195	$(91)	$51	$(0.38)	$0.22

Discontinued operations	$178	$(141)	$112	$(76)	$0.47	$(0.33)
Restructuring, impairment and plant closing costs	—	—	—	—	—	—
(Gain) loss on disposition of assets	(3)	142	(2)	85	(0.01)	0.36
Gain on partial fire insurance settlement	(175)	—	(110)	—	(0.47)	—
Gain on accounts receivable securitization program	—	(1)	—	—	—	—
Adjusted discontinued operations(1)	$—	$—	$—	$9	$—	$0.04

	Three months ended September 30,
In millions	2008

Net loss	$(20)
Interest expense, net	68
Income tax expense	18
Depreciation and amortization	99
Income taxes, depreciation and amortization included in discontinued operations(1),(3)	—
EBITDA(3)	$165

		Net Income (Loss) Available	Diluted Income (Loss)
	EBITDA	To Common Stockholders	Per Share
	Three months ended September 30,	Three months ended September 30,	Three months ended September 30,
In millions, except per share amounts	2008	2008	2008

GAAP	$165	$(20)	$(0.09)
Adjustments:
Loss on accounts receivable securitization program	6	—	—
Unallocated foreign currency gain	(4)	(8)	(0.03)
Other restructuring, impairment and plant closing costs	4	3	0.01
Expenses associated with the Merger	26	26	0.11
Income from discontinued operations, net of tax(1)	(1)	(1)	—
Extraordinary gain on the acquisition of a business, net of tax(2)	(2)	(2)	(0.01)

Adjusted continuing operations	$194	$(2)	$(0.01)

			Net Income (Loss) Available		Diluted Income (Loss)
	EBITDA		To Common Stockholders		Per Share
	Year ended December 31,		Year ended December 31,		Year ended December 31,
In millions, except per share amounts	2008	2007	2008	2007	2008	2007

GAAP	$1,529	$375	$609	$(172)	$2.60	(0.74)
Adjustments:
Loss on accounts receivable securitization program	27	21	—	—	—	—
Unallocated foreign currency loss	31	12	9	9	0.04	0.04
Legal and contract settlements	—	6	—	4	—	0.02
Loss on early extinguishment of debt	1	2	—	1	—	0.00
Other restructuring, impairment and plant closing costs	36	42	32	42	0.14	0.18
(Income) expenses associated with the Merger	(780)	210	(575)	210	(2.45)	0.90
Gain on dispositions of assets	(1)	(73)	(1)	(47)	(0.00)	(0.20)
(Income) loss from discontinued operations, net of tax(1)	(186)	324	(117)	217	(0.50)	0.93
Extraordinary (gain) loss on the acquisition of a business, net of tax(2)	(14)	7	(14)	7	(0.06)	0.03

Adjusted continuing operations	$643	$926	$(57)	$271	$(0.24)	$1.16

Discontinued operations	$186	$(324)	$117	$(217)	$0.50	$(0.93)
Restructuring, impairment and plant closing costs	—	2	—	1	—	0.00
(Gain) loss on disposition of assets	(11)	339	(7)	206	(0.03)	0.88
Gain on partial fire insurance settlement	(175)	—	(110)	—	(0.47)	—
Loss on accounts receivable securitization program	—	7	—	—	—	—

Adjusted discontinued operations(1)	$—	$24	$—	$(10)	$—	$(0.04)

See end of press release for footnote explanations

Conference Call Information

We will hold a conference call to discuss our fourth quarter and full year 2008 financial results on Thursday, February 26, 2009 at 11:00 a.m. ET.

Call-in number for U.S. participants:	(888) 679 - 8037
Call-in number for international participants:	(617) 213 - 4849
Participant access code:	39789814

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to: https://www.theconferencingservice.com/prereg/key.process?key=PG6PAHWM6

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at http://www.huntsman.com.

The conference call will be available for replay beginning February 26, 2009 and ending March 5, 2009.

Call-in numbers for the replay:

Within the U.S.:

(888) 286 - 8010

International:	(617) 801 - 6888
Access code for replay:	46784120

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals. Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman today has more than 12,000 employees and operates from multiple locations worldwide. The Company had 2008 revenues of approximately $10 billion. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors. In addition, the completion of any transactions described in this release is subject to a number of uncertainties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that such transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.

(1)         On November 5, 2007, we completed the sale of our U.S. base chemicals business to Flint Hills Resources.  On August 1, 2007, we completed the sale of our U.S. polymers business to Flint Hills Resources.  On December 29, 2006, we completed the sale of our European petrochemicals business to SABIC.  On July 6, 2005, we completed the sale of our toluene di-isocyanate (TDI) business to BASF.  Results from these businesses are treated as discontinued operations.  Segment EBITDA discontinued operations only includes the results of our U.S. base chemicals, U.S. polymers and European petrochemical businesses.

(2)         On June 30, 2006, we acquired the global textile effects business of Ciba Specialty Chemicals Inc. for approximately $172 million.  Because the fair value of acquired current assets less liabilities assumed exceeded the acquisition price and planned restructuring costs, the excess was recorded as an extraordinary gain on the acquisition of a business.  The extraordinary amounts recorded during the three months ended December 31, 2008 and 2007 respectively were $4 million gain and $(1) million loss of which taxes were not applicable.

(3)         We use EBITDA, Adjusted EBITDA from continuing operations, Adjusted EBITDA from discontinued operations, Adjusted net income from continuing operations and Adjusted net income from discontinued operations. We believe that net income (loss) available to common stockholders is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, Adjusted EBITDA from continuing operations and Adjusted net income from continuing operations. We believe that income (loss) from discontinued operations is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to Adjusted EBITDA from discontinued operations and Adjusted net income from discontinued operations. Additional information with respect to our use of each of these financial measures follows:

EBITDA is defined as net income before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) available to common stockholders is set forth in the operating results table above.

Adjusted EBITDA from continuing operations is computed by eliminating the following from EBITDA:  gains and losses from discontinued operations; restructuring, impairment and plant closing (credits) costs; merger associated income and expense; losses on the sale of accounts receivable to our securitization program; unallocated foreign currency (gain) loss; certain legal and contract settlements; losses from early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on dispositions of assets.  The reconciliation of Adjusted EBITDA from continuing operations to EBITDA is set forth in the Reconciliation of Adjustments table above.

Adjusted EBITDA from discontinued operations is computed by eliminating the following from income (loss) from discontinued operations: income taxes; depreciation and amortization; restructuring, impairment and plant closing (credits) costs; losses on the sale of accounts receivable to our securitization program; unallocated foreign currency (gain) loss; gain on partial fire insurance settlement; and (gain) loss on disposition of assets. The following table provides a reconciliation of Adjusted EBITDA from discontinued operations to income (loss) from discontinued operations:

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007

Income (loss) from discontinued operations, net of tax	$112	$(76)	$117	$(217)
Income tax expense (benefit)	$66	$(67)	$69	$(140)
Depreciation and amortization	$—	$2	$—	$33
EBITDA from discontinued operations	$178	$(141)	$186	$(324)
Restructuring, impairment and plant closing costs	$—	$—	$—	$2
(Gain) loss on disposition of assets	$(3)	$142	$(11)	$339
Gain on partial fire insurance settlement	$(175)	$—	$(175)	$—
(Gain) loss on accounts receivable securitization	$—	$(1)	$—	$7
Adjusted EBITDA from discontinued operations	$—	$—	$—	$24

Adjusted net income from continuing operations is computed by eliminating the after tax impact of the following from net income (loss) available to common stockholders: loss (income) from discontinued operations; restructuring, impairment and plant closing (credits) costs; merger associated income and expense; unallocated foreign currency (gain) loss;  certain legal and contract settlements; losses on the early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on dispositions of assets. The reconciliation of Adjusted net income from continuing operations to net income (loss) available to common stockholders is set forth in the Reconciliation of Adjustments table above.

Adjusted net income from discontinued operations is computed by eliminating the after tax impact of the following from income (loss) from discontinued operations: restructuring, impairment and plant closing (credits) costs; gain on partial fire insurance settlement; and (gain) loss on the disposition of assets.  The reconciliation of Adjusted net income from discontinued operations to net income (loss) available to common stockholders is set forth in the Reconciliation of Adjustments table above.